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                                                                    EXHIBIT 11.1
                         ICT GROUP, INC. AND SUBSIDIARY
                      PRO FORMA AND SUPPLEMENTAL PRO FORMA
                        NET INCOME PER SHARE CALCULATION


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                                                               Year Ended       Three Months Ended
                                                            December 31, 1995     March 31, 1996
                                                            -----------------   ------------------
Pro forma net income per share
Pro forma net income  ...................................         $   902,784         $   253,746
                                                                  ===========         ===========
Weighted average shares outstanding  ....................           9,000,000           9,000,000
Dilutive effect of outstanding options, net of
  tax benefit............................................             696,746             696,746
                                                                  -----------         -----------
Shares used in computing pro forma net income per share             9,696,746           9,696,746
                                                                  ===========         ===========
Pro forma net income per share  .........................         $       .09         $       .03
                                                                  ===========         ===========
Supplemental pro forma net income per share
Pro forma net income  ...................................             902,784             253,746
Reduction in interest expense, net of tax  ..............             496,673             139,043
                                                                   ----------         -----------
Supplemental pro forma net income  ......................         $ 1,399,457         $   392,789
                                                                  ===========         ===========
Shares used in computing pro forma net income per share             9,696,746           9,696,746
Assumed payment of S Corporation distribution and
  repayment of bank debt, capitalized lease obligations
  and subordinated debt .................................           1,035,879           1,035,879
                                                                  -----------         -----------
Shares used in computing supplemental pro forma net
  income per share ......................................          10,732,625          10,732,625
                                                                  ===========         ===========
Supplemental pro forma net income per share  ............         $       .13         $       .04
                                                                  ===========         ===========

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